Exhibit 5.0

[LETTERHEAD OF KILPATRICK

TOWNSEND & STOCKTON LLP]

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

September 24, 2013	direct dial 202 508 5817 direct fax 202 204 5632 scbrown@kilpatricktownsend.com

Board of Directors

Tri-County Financial Corporation

3035 Leonardtown Road

Waldorf, Maryland 201601

Re:	Tri-County Financial Corporation

Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We are acting as counsel to Tri-County Financial Corporation, a Maryland corporation (the “Company”) in connection with the registration of 1,610,000 shares of the Company’s common stock, par value $0.01 per share, including up to 210,000 shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-191127), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). We understand that the Shares are to be sold to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters.

In the preparation of this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary. In our examination, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by the Company.

Our opinion is limited to the matters set forth herein, and we express no opinion other than as expressly set forth herein. This opinion is limited solely to the corporate law of the state of Maryland. Our opinion is expressed as of the date hereof and is based on laws currently in effect. Accordingly, the conclusions set forth in this opinion are subject to change in the event that any laws should change or be enacted in the future. We are under no obligation to update this opinion or to otherwise communicate with you in the event of any such change.

Board of Directors

Tri-County Financial Corporation

September 24, 2013

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, the Registration Statement will have become effective under the Securities Act. Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Scott A. Brown
Scott A. Brown, a Partner